Exhibit 23.1
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               Consent of Independent Certified Public Accountants
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We consent to incorporation by reference in the Registration  Statements on Form
S-8 (File No. 333-38273) for the "Agreement with First American Financial Group, Dated August 7, 1997 and Certain Septima Enterprises, Inc. Stock Option Agreements" of our accompanying report in Form 10-QSB dated August 1, 2000, relating to the balance sheets of Septima Enterprises, Inc. as of December 31, 1999 and 1998 and the related statements of operations and comprehensive income for the six and three months ended December 31, 1999 and 1998 and statements of cash flows for the six months ended December 31, 1999 and 1998, respectively.

                                                             S. W. HATFIELD, CPA
Dallas, Texas
August 1, 2000







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